UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report August 6, 2007
BioCryst Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-23186	62-1413174
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification #)
2190 Parkway Lake Drive, Birmingham, Alabama 35244
(Address of Principal Executive Office)
(205) 444-4600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events and Regulation FD Disclosure.
On August 6, 2007, BioCryst Pharmaceuticals, Inc. (the “Company”) issued a press release announcing the execution of a Stock and Warrant Purchase Agreement (the “Purchase Agreement”) with a group of institutional investors, all of whom are current shareholders of the Company (the “Investors”), for the private placement of approximately 8.3 million shares of the Company’s common stock, $0.01 par value (the “Shares”), at a purchase price of $7.80 per Share, and warrants to purchase approximately 3.2 million shares of the Company’s common stock (the “Warrants”), at a purchase price of $0.125 per Warrant, for an aggregate purchase price of approximately $65.3 million. The exercise price of the Warrants is $10.25 per share. The private placement transaction is expected to close on August 9, 2007, subject to certain closing conditions.
The Shares and Warrants to be sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has agreed to register the Shares, Warrants and the shares of common stock issuable upon exercise of the Warrants for resale. This report does not constitute an offer or sale of any securities.
The press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein and incorporated by reference into the shelf registration statements.
Neither the filing of any press release as an exhibit to this Current Report on Form 8-K nor the inclusion in such press release of a reference to the Company’s Internet address shall, under any circumstances, be deemed to incorporate the information available at such Internet address into this Current Report on Form 8-K. The information available at the Company’s Internet address is not part of this Current Report on Form 8-K or any other report filed by the Company with the Securities and Exchange Commission.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press release dated August 6, 2007 entitled “BioCryst Announces $65.3 Million Private Placement Financing.”

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 6, 2007	BioCryst Pharmaceuticals, Inc.

	By:	/s/ Michael A. Darwin

Michael A. Darwin Chief Financial Officer and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated August 6, 2007 entitled “BioCryst Announces $65.3 Million Private Placement Financing.”